UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-25081

                                VAIL BANKS, INC.
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             (Exact name of registrant as specified in its charter)

      0015 BENCHMARK ROAD, SUITE 300, P.O. BOX 6580, AVON, COLORADO 81620
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON SHARES, PAR VALUE $1.00 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

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Rule 12g-4(a)(1)(i)                 [X]       Rule 12h-3(b)(1)(i)        [X]

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Rule 12g-4(a)(1)(ii)       [   ]              Rule 12h-3(b)(1)(ii)       [   ]

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Rule 12g-4(a)(2)(i)        [   ]              Rule 12h-3(b)(2)(i)        [   ]

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Rule 12g-4(a)(2)(ii)       [   ]              Rule 12h-3(b)(2)(ii)       [   ]

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                                              Rule 15d-6
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Approximate number of holders of record as of the certification
or notice date:                                                                1

Pursuant to the requirements of the Securities Exchange Act of 1934 Vail Banks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          VAIL BANKS, INC.



                                          By:     /s/ Laura F. Bednarski
                                                  __________________________

                                          Name:    Laura F. Bednarski
                                          Title:   Vice President and Secretary


Date: September 1, 2006